EXHIBIT 24


                    INDEPENDENT AUDITORS' CONSENT


The Board of Directors
National Western Life Insurance Company:

We consent to incorporation by reference in the registration statement dated January 27, 1994 on Form S-8 of National Western Life Insurance Company of our report dated March 5, 1993, relating to the consolidated balance sheets of National Western Life Insurance Company and subsidiaries as of December 31, 1992 and 1991, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedules for each of the years in the three year period ended December 31, 1992, which report appears in the December 31, 1992 annual report on Form 10-K of National Western Life Insurance Company.

                                        KPMG Peat Marwick

Austin, Texas
January 27, 1994